Exhibit 99.1
Oasis Petroleum Inc. Announces Redetermination of Borrowing Base
and Other Changes to Credit Agreement
Houston, Texas — October 6, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced that the lenders under its revolving credit agreement completed their regular semi-annual redetermination of the borrowing base, resulting in an increase to the borrowing base from $137.5 million to $350 million. In addition, the interest rate under the Oasis credit agreement was reduced and now ranges from LIBOR plus 150 bps to LIBOR plus 250 bps depending on borrowing base utilization. The maturity date was extended from February 26, 2015 to October 6, 2016. The size of its revolving credit facility increased from $600 million to $1 billion. As of September 30, 2011, Oasis had no outstanding indebtedness under its revolving credit facility. The next redetermination of the borrowing base is scheduled for April 1, 2012.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

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